EXHIBIT 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EST, Oct. 30, 2006	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric reports third quarter
2006 earnings results

Announces dividend and updates 2006 guidance

Portland, Ore. - Portland General Electric Company (NYSE: POR) today reported net income of $10 million, or $0.16 per diluted share, for the third quarter ending September 30, 2006, compared to net income of $19 million, or $0.30 per diluted share, for the third quarter 2005. The Company experienced higher operating revenues offset by increased purchased power and fuel expenses during the quarter. Furthermore, in September, the Oregon Public Utility Commission (OPUC) issued permanent rules for the implementation of Oregon Senate Bill 408 (SB 408), a new Oregon law defining the rate treatment of income taxes; as a result, the Company recorded a $22 million reserve ($13 million after-tax, $0.21 per diluted share) for the potential refund obligation to customers related to the Company's current estimate of the impacts of SB 408.

Operating revenues of $372 million for the third quarter 2006 reflect a 4.8 percent increase compared to the prior year's third quarter revenues of $355 million. The revenue increase this quarter was driven by growth in the average number of customers served, warmer weather and an increase in wholesale sales. A January 1, 2006, rate increase related to higher power costs also contributed to the increase. Increased revenues were reduced by the reserve taken related to SB 408.

"One of PGE's top priorities is to invest in ways that meet the needs of our growing service territory," said Peggy Fowler, CEO and president of Portland General Electric Company (PGE). "Our focus on expanded generating capacity is already evident in our new, highly efficient, 400 MW natural gas-fired plant, Port Westward, and the Biglow Canyon Wind Farm project. We believe that investment in generation, in our transmission and distribution system, and in renewable energy will provide returns to our shareholders while enhancing our service position for our customers."

Third Quarter 2006 Summary

  Total retail energy deliveries for the period increased 2.5 percent to 4,717,000 MWhs in 2006 from 4,600,000 MWhs in 2005.
  As of September 30, 2006, PGE served approximately 793,000 customers as compared to approximately 779,000 on September 30, 2005, a 1.8 percent increase.
  On July 24, 2006, the Company reached a new all-time high net system load summer peak of
  3,706 MW, surpassing the previous record set one month earlier.
  Total operating revenues increased by 4.8 percent to $372 million in 2006 from $355 million in 2005. This was primarily the result of a 3.7 percent rate increase effective January 1, 2006, increased energy sales across all customer classes and increased wholesale sales. In addition, operating revenues were reduced by $22 million due to the reserve taken related to SB 408.
  Purchased power and fuel expense increased by $32 million primarily due to increased power purchases to meet higher total system load requirements as well as higher wholesale prices. These increases were partially offset by continued favorable regional hydro conditions. The mark-to-market impact included $12 million of unrealized net gains on derivative activities in the third quarter of 2006 compared to $7 million of unrealized net gains in the third quarter of 2005.
  Production, distribution, administrative and other expenses increased by $2 million compared to last year's third quarter.

Year-to-Date 2006

For the nine months ending September 30, 2006, net income was $31 million, or $0.50 per diluted share, compared to $73 million, or $1.17 per diluted share, for the same period in 2005. The principal drivers for the decrease were replacement power costs related to the unplanned outages at the Company's Boardman Power Plant in the first half of the year, unrealized mark-to-market losses on power and natural gas contracts, which are expected to reverse in the fourth quarter, and a reserve related to SB 408. These factors were partially offset by continued favorable regional hydro conditions and increased retail energy sales.

Operating revenues were $1,104 million compared to $1,059 million for the same period in 2005. The 4.2 percent increase was driven by an increase in customers served; colder weather in the first quarter and warmer weather in June and September compared to the respective periods in 2005; a January 1, 2006, rate increase related to higher power costs; and increased wholesale sales.

Year-to-Date 2006 Summary

  Total retail energy deliveries increased 4.1 percent (2.7 percent weather adjusted) to 14,312,000 MWhs in 2006 from 13,752,000 MWhs in 2005.
  Total operating revenues increased by 4.2 percent, to $1,104 million in 2006 from $1,059 million in 2005. This was primarily the result of a 3.7 percent rate increase effective January 1, 2006, and increased wholesale sales. Operating revenues were reduced by a $31 million reserve ($19 million after-tax) related to SB 408.
  Purchased power and fuel expense increased by $134 million primarily due to increased loads, unrealized mark-to-market losses, and approximately $52 million of incremental power costs incurred during the first half of 2006 to replace the output of the Boardman Power Plant. These increases were partially offset by favorable regional hydro conditions. The mark-to-market impact included $13 million of unrealized net losses on derivative activities in the first nine months of 2006 compared to $19 million of unrealized net gains in the first nine months of 2005. It is expected that the 2006 unrealized mark-to-market losses will reverse in the fourth quarter upon settlement of the related contracts.
  Increased stream flows in both the Clackamas and Deschutes river systems, where PGE generating facilities are located, resulted in a 32 percent increase in Company owned hydro generation compared to the nine months of 2005. In addition, improved regional hydro conditions resulted in an 18 percent increase in output received from mid-Columbia River hydro projects with which PGE has long-term power purchase contracts.
  Production, distribution, administrative and other expenses increased by $3 million compared to last year's first nine months.

Capital Expenditures

PGE's capital expenditures for 2006 are expected to be approximately $374 million compared to actual 2005 expenditures of $255 million. Capital expenditures for 2006 consist of $193 million for ongoing production, transmission and distribution facilities and $159 million for Port Westward, the Company's new natural gas-fired plant, currently under construction in Clatskanie, Ore., and expected to come online in the first quarter of 2007. The 2006 estimate also includes $22 million for the Biglow Canyon Wind Farm and advanced metering infrastructure, both of which are in the initial stages of development.

2006 and 2007 Earnings Guidance

PGE is revising its full-year 2006 earnings guidance of $0.95 to $1.05 per diluted share to $0.90 to $1.00 per diluted share. The revised guidance is based on a combination of factors driven primarily by the Company's assessment of the OPUC's final order on SB 408. The revised guidance reflects $42 million of potential customer refunds for 2006 ($25 million after-tax, $0.40 per diluted share), a $24 million increase ($14 million after-tax, $0.23 per diluted share) from our previously reported reserve of $18 million for 2006. This was offset in part by improvements in operations. The guidance does not include any regulatory recovery on the Boardman deferral request of $46 million ($28 million after-tax, $0.45 per diluted share) for incremental replacement power costs. The Company reaffirms its full-year 2007 earnings guidance range of $1.70 - $1.80 per diluted share. Annual earnings growth over the long term is expected to be in the 4 to 5 percent range.

Dividend

On October 26, 2006, the PGE board of directors approved a quarterly common stock dividend of
22.5 cents per share. The dividend is payable on January 15, 2007, to shareholders of record at the close of business on December 26, 2006.

Overview of Recent Developments

Senate Bill 408

On September 14, 2006, the OPUC issued a final order (Final Order) that adopted permanent rules (Rules) to implement SB 408. The intent of SB 408 is to ensure that the amount collected from customers for income taxes matches the amount paid to governmental entities by investor-owned utilities. In the Rules, the OPUC adopted the use of fixed reference points for margins and effective tax rates from a ratemaking proceeding to determine the amount of taxes collected from customers for income taxes. The Commission also adopted a methodology to determine the amounts properly attributed to a consolidated group's income tax liability using a formula based on the ratio of the utility's payroll, property and sales to the consolidated group's amounts for the same items. This ratio is then multiplied by the amount of total taxes paid by the consolidated group to determine the utility's attributed portion. In addition, the OPUC determined that interest should begin to accrue January 1, 2006, using a mid-year convention for differences between income taxes collected and income taxes paid to governmental entities for tax year 2006. The OPUC recognizes the so-called "double whammy" effect wherein the application of the Rules can result in unusual outcomes in certain situations. For example, if the utility incurs higher expenses or receives lower revenues, resulting in lower taxes paid than the OPUC assumed it would incur in its last rate case, the automatic adjustment clause under SB 408 will require the utility to make a refund to customers and decrease the utility's earnings; and if the utility incurs lower expenses or receives higher revenues, the automatic adjustment clause under SB 408 will surcharge customers and increase the utility's earnings.

In PGE's assessment of the Rules, the Company has revised its estimate of potential refunds to customers to be about $42 million (pre-tax) for fiscal year 2006. Based on this estimate, the Company recorded a $31 million (pre-tax) reserve for the first nine months of 2006, including $22 million during the third quarter of 2006 for a potential refund obligation to customers. In accordance with the statute, the Company will file a report with the OPUC by October 15, 2007 for the 2006 tax year regarding the amount of taxes paid by the Company as well as the amount of taxes authorized to be collected in rates, as defined by the statute. The Company will continue to evaluate its options for changing or modifying the legislation and Rules, and challenging any adjustment that follows for the 2006 tax year.

General Rate Case

PGE filed a general rate case in March 2006 for consideration by the OPUC. Based on a 2007 test year, the general rate case proposed a retail rate increase of $143 million (8.9 percent) across all customer classes and a return on equity of 10.75 percent to become effective early in 2007. The OPUC staff, the Company and key intervenors have signed Stipulation agreements which settled multiple revenue requirement items; key issues of cost of capital and power costs remain outstanding. All testimony has been filed and the OPUC is expected to issue its final order in mid-January 2007 following public hearings, briefs and oral arguments.

Boardman Power Plant Deferral of Replacement Power Costs

Total incremental power costs to replace the output of Boardman were approximately $92 million, including $52 million in 2006. PGE filed an accounting application with the OPUC for deferral of replacement power costs for the turbine rotor outage, estimated at $46 million, for the period November 18, 2005, through February 5, 2006, for later ratemaking treatment. All testimony has been filed and a decision is expected in the fourth quarter of 2006 or in early 2007.

Trojan Investment Recovery

On August 31, 2006, the Oregon Supreme Court issued a ruling on PGE's Petitions for Alternative Writ of Mandamus, abating class action proceedings until the OPUC responds to a case remanded by the Marion County Circuit Court in 2003. The Oregon Supreme Court concluded that the OPUC has primary jurisdiction to determine what, if any, remedy it can offer to PGE customers, through rate reductions or refunds, for any amount of return on the Trojan investment PGE collected in rates for the period from April 1995 through October 2000. The Supreme Court further stated that if the OPUC determines that it can provide a remedy to PGE's customers, then the class action proceedings may become moot in whole or in part, but if the OPUC determines that it cannot provide a remedy, and that decision becomes final, the court system may have a role to play. The Supreme Court also ruled that the plaintiffs retain the right to return to the Marion County Circuit Court for disposition of whatever issues remain unresolved from the remanded OPUC proceedings. The Marion County Circuit Court issued an Order of Abatement in response to the Supreme Court's ruling, abating the class actions for one year.

Stock Distribution

PGE ceased to be a subsidiary of Enron Corp. on April 3, 2006, with the issuance of 62.5 million shares of new common stock, of which approximately 35 million shares were issued to a Disputed Claims Reserve (Reserve) for future distribution to Enron creditors with allowed and settled claims. The stock, listed on the New York Stock Exchange, began regular way trading on April 10, 2006. Subsequent distributions, including an October 3, 2006 distribution of approximately 1,640,000 shares, reduced the total shares held in the Reserve to approximately 53 percent of total shares outstanding.

Third Quarter 2006 Earnings Call and Webcast October 30, 2006

PGE will host a conference call with financial analysts to discuss the financial results for the third quarter of 2006 on Monday, October 30, 2006, at 5 p.m. EST. The conference call will be webcast live on the PGE Web site at www.PortlandGeneral.com. A replay of the call will be available beginning at 7 p.m. EST on October 30 and continue through Monday, November 6.

Peggy Fowler, CEO and president; Jim Piro, executive vice president, CFO and treasurer; and Bill Valach, director of investor relations will participate in the call. Management will respond to questions following formal comments.

The attached consolidated income statements and balance sheets are an integral part of this earnings release.

# # #

About Portland General Electric Company

Portland General Electric, headquartered in Portland, Ore., is a fully integrated electric utility that serves 793,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon" and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including matters and events related to the outcome of PGE's rate case and its accounting application for deferral of excess power costs related to the Boardman Plant outage; completion of the Port Westward power plant on schedule; changes in weather, hydroelectric, and energy market conditions, which could affect the availability and cost of fuel or purchased power; the effect of a new Oregon law related to utility rate treatment of income taxes; and the outcome of various legal and regulatory proceedings. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company's most recent Annual Report on Form 10-K and the Company's reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

Portland General Electric Company and Subsidiaries Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005		2006	2005
	(Dollars in Millions, Except per Share Amounts)

Operating Revenues	$372		$355	$1,104	$1,059

Operating Expenses
Purchased power and fuel	198		166	573	439
Production and distribution	34		30	103	92
Administrative and other	40		42	119	127
Depreciation and amortization	55		57	165	175
Taxes other than income taxes	19		18	57	56
Income taxes	6		6	20	49
	352		319	1,037	938

Net Operating Income	20		36	67	121

Other Income (Deductions)
Miscellaneous	7		(2)	12	1
Income taxes	-		2	1	3
	7		-	13	4

Interest Charges
Interest on long-term debt and other	17		17	49	52

Net Income	$10		$19	$31	$73

Common Stock: Weighted-average shares outstanding (thousands), Basic	62,500		62,500	62,500	62,500
Weighted-average shares outstanding (thousands), Diluted	62,505		62,500	62,502	62,500
Earnings per share, Basic and Diluted	$0.16		$0.30	$0.50	$1.17
Dividends declared per share	$0.225	$	*	$0.45	$ *
* Dividends per share for 2005 are not meaningful as the Company was a wholly-owned subsidiary.

Portland General Electric Company and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)
	September 30,	December 31,
	2006	2005
	(In Millions)
Assets
Electric Utility Plant - Original Cost
Utility plant (includes construction work in progress of $361 and $177)	$4,504	$4,224
Accumulated depreciation	(1,850)	(1,788)
	2,654	2,436
Other Property and Investments
Nuclear decommissioning trust, at market value	39	31
Non-qualified benefit plan trust	68	69
Miscellaneous	25	34
	132	134
Current Assets
Cash and cash equivalents	50	122
Accounts and notes receivable (less allowance for uncollectible accounts of $49 and $50)	168	203
Unbilled revenues	57	78
Assets from price risk management activities	74	259
Inventories, at average cost	64	54
Margin deposits	23	-
Prepayments and other	41	24
Deferred income taxes	26	-
	503	740
Deferred Charges
Regulatory assets	268	217
Miscellaneous	108	111
	376	328
	$3,665	$3,638
Capitalization and Liabilities
Capitalization
Common stock equity:
Common stock, no par value, 80,000,000
shares authorized; 62,502,400 shares outstanding	$642	$642
Retained earnings	561	558
Accumulated other comprehensive income (loss):
Unrealized loss on derivatives classified as cash flow hedges	(2)	-
Minimum pension liability adjustment	(3)	(3)
Long-term debt	937	879
	2,135	2,076

Commitments and Contingencies

Current Liabilities
Long-term debt due within one year	67	11
Accounts payable and other accruals	201	260
Liabilities from price risk management activities	139	129
Customer deposits	5	53
Accrued interest	18	17
Accrued taxes	50	42
Dividends payable	14	-
Deferred income taxes	-	51
	494	563
Other
Deferred income taxes	263	218
Deferred investment tax credits	8	10
Trojan asset retirement obligation	108	107
Accumulated asset retirement obligation	26	27
Regulatory liabilities:
Accumulated asset retirement removal costs	400	349
Other	118	175
Non-qualified benefit plan liabilities	81	79
Miscellaneous	32	34
	1,036	999
	$3,665	$3,638